EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of November 15, 1994, between ProMedCo, Inc., a Texas corporation (the "Company"), and Dale K. Edwards ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts employment with the Company, under the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period"). The date on which Executive ceases to be employed by the Company and/or its Subsidiaries (as defined below) or its successors or assigns is referred to herein as the "Termination Date."

2.       Position and Duties.

     (a) During the Employment Period, Executive shall perform such duties for the Company, its affiliates and its Subsidiaries as the Company's Chief
Executive Officer or other Company officer to whom Executive reports may from time to time direct. Executive shall be a Vice President of the Company.

     (b) Executive shall initially report to the Company's President, but reporting relationship may change as Company develops. Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its affiliates and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

     (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having at least 50% of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3.       Base Salary and Benefits.

     (a) During the Employment Period, Executive's base salary shall be $110,000 per annum or such higher rate as the Board may designate from time to time (the "Base Salary"), provided that the Base Salary shall be subject to annual increases of no less than the increase in the Consumer Price Index announced from time to time. The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices.

     (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.




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     (c) In addition  to the Base  Salary,  the  Company  shall award a bonus to
Executive following the end of each fiscal year during the Employment Period based upon the Company's achievement of operating goals during such fiscal year. The percentage and goals shall be mutually agreed upon by the Company and Executive prior to each such fiscal year. The initial Bonus Plan for the partial fiscal year ending June 30, 1995, is attached as Appendix A.

     (d) In addition to the Base Salary and any bonuses payable to Executive pursuant to this paragraph, during the Employment Period Executive shall be entitled to participate in all benefit plans adopted by Company for all or a select group of its employees, including:

     (i)  term  life  insurance,   health  insurance  and  disability  insurance
coverage,

     (ii) participation in a stock option program approved by the Board of the Company granting options for an initial 20,000 shares of Common Stock of the Company at $1.00 per share,

     (iii) annual paid vacation in accordance with Company's policies as from time to time established.

     (e) The Company shall issue to Executive 20,000 shares of the Company's Common Stock on the date hereof. Purchase price of the stock is $1.00 per share. Company will receive payment by withholding $10,000 per year, plus interest, from Executive's payroll check in equal amounts each pay period, in accordance with a promissory note, bearing interest at the rate of 5.71% per annum. If Executive is terminated prior to the second anniversary of the date of this Agreement, Company shall have the right to purchase the stock for Executive's purchase price, less any amount still owed the Company by Executive. If Executive is terminated after the second anniversary but prior to the fourth anniversary of the date of this Agreement, Company shall have the right to purchase 10,000 shares of the stock for Executive's purchase price, less any amount still owed the Company by Executive.

4. Term.

     (a) Unless renewed by the mutual agreement of the Company and Executive, the Employment Period shall end on November 14, 1996, provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgement) and (ii) the Employment Period may be terminated by the Company at any time prior to such date For Cause (as defined below) or Without Cause. The Employment Period is automatically extended for successive years unless notice to the contrary is given not later than 90 days preceding November 14 of the final year of the contract. In the event the Company is liquidated and has cumulative net losses at the time of liquidation, this Agreement will terminate with the Company having no further obligation to Executive, beyond November 14, 1995.

     (b) If the Employment Period is terminated by the Company without Cause prior to the second anniversary of the date of this Agreement, except in the event of liquidation as outlined in 4(a), Executive shall be entitled to receive his Base Salary, as in effect immediately prior to the Termination Date, through the second anniversary of this


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     Agreement,  so long  as  Executive  has  not  breached  the  provisions  of paragraphs 5, 6 and 7 hereof. The Base Salary payments described in this paragraph 4(b) shall be payable in regular installments in accordance with the Company's general payroll practice. The amounts payable pursuant to this paragraph 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the period prior to the second anniversary hereof. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him.

     (c) If the Employment Period is terminated by the Company For Cause or is terminated as a result of Executive's resignation or normal expiration of the Agreement, Executive shall be entitled to receive his Base Salary through the Termination Date.

     (e) All of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon termination.

     (e) For purposes of this Agreement, "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Company's Chief Executive Officer or other Company Officer to whom Executive reports, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement.

5. Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company, any of its affiliates or any Subsidiary ("Confidential Information") are the property of the Company or such affiliate or Subsidiary, as the case may be. Therefore, Executive agrees not to disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of the Company, any of its affiliates or any Subsidiary which Executive may then possess or have under his control.

6. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.       Non-Compete, Non-Solicitation.


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     (a) Executive  acknowledges  that in the course of his employment  with the
Company he will become familiar with the information concerning the Company, its affiliates, Subsidiaries and its predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Employment Period and for the period of two years thereafter, the Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company or its Subsidiaries as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographic area in which the Company, its affiliates or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

     (b) During the Non-compete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company, any of its affiliates or any Subsidiary to leave the employ of the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between the Company, any of its affiliates or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company, any of its affiliates or any Subsidiary at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company, any of its affiliates or any Subsidiary to cease doing business with the Company or such affiliate or Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, any of its affiliates or any Subsidiary.

     (c) If Executive is terminated by the Company Without Cause or the Company is liquidated, the Non-compete provisions of this Agreement will also terminate upon the Termination Date or date of liquidation.

8. Enforcement. If, at the time of enforcement of paragraph 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9. Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgement or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

     10. Survival. Paragraphs 5, 6 and 7 shall survive and continue in full force in accordance


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with their terms notwithstanding any termination of the Employment Period, unless such termination was without cause.

     11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

Notice to Executive:                1040 Oak View Drive
                                    Oak Point, Tx. 75068

Notices to Company:                 801 Cherry Street
                                    Suite 1050
                                    Fort Worth, Tx. 76102

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may be related to the subject matter hereof in any way.

     14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be in an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


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     18. Descriptive  Headings.  The descriptive  headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. No Strict Construction; Interpretation. The language used in this agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any person. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ProMedCo, Inc.

BY:  /s/ H. WAYNE POSEY
         H. Wayne Posey

ITS:   President and CEO

"Executive"

/s/  DALE K. EDWARDS
Dale K. Edwards




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                                                                     Appendix A

                                 ProMedCo, Inc.

                                   Bonus Plan
                                 Dale K. Edwards

                           Fiscal Year ending 6/30/95

The bonus plan for fiscal 1994-95 will entitle Dale Edwards to accrue a bonus of up to 100% of base salary dependent upon the accomplishments relative to Net Income and # of Physicians as indicated in the following table:


                                                                        Total
      Net Income     % Bonus        # Physicians     % Bonus           % Bonus
    ($000 omitted)

   (476)or more           0         19 or less           0                 0
          (475)           2                 20           3                 5
          (402)           4                 25           6                10
          (325)           4                 30          11                15
          (250)           6                 35          16                22
          (150)           6                 40          24                30
              0           8                 45          32                40
            150          10                 50          40                50
            300          12                 55          43                55
            400          14                 60          46                60
            500          16                 65          49                65
            600          18                 75          57                75
            700          20                 85          65                85
            800          22                 95          73                95
    900 or more          25        100 or more          75               100

The "# Physicians" is the number of affiliated physicians (acquired or managed) at June 30, 1995. Based upon preliminary financial results, ninety percent of the indicated bonus will be paid on July 31, 1995. The balance will be paid when final results are available. The maximum total amount payable for the twelve months ended June 30, 1995 will be limited to 50% of base salary for that period, with the balance deferred and payable in equal increments following the end of each of the following three fiscal years, provided Dale is still an employee of Company on the date of payment.


ProMedCo Inc.                                             Dale K. Edwards


/s/  H. WAYNE POSEY                                       /s/  DALE K. EDWARDS

Date:  11/15/1994                                        Date:  11/15/1994